Exhibit 2.5

Pricing Supplement dated 18 July 2003.

REPSOL INTERNATIONAL FINANCE B.V.
Issue of Euro 1,000,000,000 5 per cent. Guaranteed Notes due 2013
Guaranteed by Repsol YPF, SA
under the Euro 5,000,000,000 Euro Medium Term Note Programme

This document constitutes the Pricing Supplement relating to the issue of Notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 21 October 2002. This Pricing Supplement must be read in conjunction with such Offering Circular.

1	(i)	Issuer:	Repsol International Finance B.V.

	(ii)	Guarantor:	Repsol YPF, S.A.

2	(i)	Series Number:	4

	(ii)	Tranche Number:	1

3	Specified Currency or Currencies:		Euro

4	Aggregate Nominal Amount:

	(i)	Series:	Euro 1,000,000,000

5	(i)	Issue Price:	99.807 per cent. of the Aggregate Nominal Amount

	(ii)	Net proceeds:	Euro 994,570,000

6	Specified Denomination:		Euro 10,000

7	(i)	Issue Date:	22 July 2003

	(ii)	Interest Commencement Date	Issue Date

8	Maturity Date:		22 July 2013, subject to adjustment in accordance with the Modified Following Business Day Convention

9	Interest Basis:		5 per cent. Fixed Rate

10	Redemption/Payment Basis:		Redemption at par

11	Change of Interest or Redemption/Payment Basis:		Not applicable

12	Put/Call Options:		Not applicable

13	Listing:	Luxembourg

14	Method of distribution:	Syndicated

PROVISIONS RELATING TO INTEREST PAYABLE

15	Fixed Rate Note Provisions	Applicable

	(i) Rate of Interest:	5 per cent. per annum payable annually in arrear

	(ii) Interest Payment Date(s):	22 July in each year, commencing on 22 July 2004 up to and including 22 July 2013, subject to adjustment in accordance with the Modified Following Business Day Convention

	(iii) Fixed Coupon Amount:	Euro 500 per Euro 10,000 in nominal amount

	(iv) Broken Amount:	Not applicable

	(v) Day Count Fraction (Condition 4(k)):	Actual/Actual - ISMA

	(vi) Determination Date(s) (Condition 4(k)):	Interest Payment Dates

	(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	Not Applicable

16	Floating Rate Provisions	Not applicable

17	Zero Coupon Note Provisions	Not applicable

18	Index Linked Interest Note Provisions	Not applicable

19	Dual Currency Note Provisions	Not applicable

PROVISIONS RELATING TO REDEMPTION

20	Call Option	Not applicable

21	Put Option	Not applicable

22	Final Redemption Amount	Aggregate Nominal amount

23	Early Redemption Amount

(i)

Early Redemption Amount(s) payable on redemption for taxation reasons (Condition 5(c)) or an event of default (Condition 8) and/or the method of calculating the same (if required or if different from that set out in the Conditions):

Aggregate Nominal amount plus interest accrued to the date fixed for such early redemption.

	(ii) Redemption for taxation reasons permitted on days other than Interest Payment Dates (Condition 5(c)):	Yes

	(iii) Unmatured Coupons to become void upon early redemption (Bearer Notes only) (Condition 6(e)):	Yes

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24	Form of Notes:	Bearer Notes

	(i) Temporary or permanent global Note:	Temporary Global Note exchangeable for a permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the permanent Global Note

	(ii) Applicable TEFRA exemption:	D Rules

25	Additional Financial Centre(s) (Condition 6(g)) or other special provisions relating to payment dates:	Not Applicable

26	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):	No

27

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

Not Applicable

28	Details relating to Instalment Notes:	Not Applicable

29	Redenomination, renominalisation and reconventioning provisions:	Not applicable

30	Consolidation provisions:	Not applicable

31	Other terms or special conditions:	Not Applicable

DISTRIBUTION

32	(i) If syndicated, names of Managers:

Banco Bilbao Vizcaya Argentaria, S.A. Banco Santander Central Hispano, S.A. Barclays Bank PLC Citigroup Global Markets Limited InverCaixa Valores, S.V.B., S.A. ABN AMRO Bank N.V. BNP PARIBAS Merrill Lynch International Morgan Stanley & Co. International Limited

	(ii) Stabilising Agent (if any):	Banco Bilbao Vizcaya Argentaria, S.A.

	(iii) Manager’s Commission:	0.35 per cent.

33	If non-syndicated, name of Dealer:	Not Applicable

34	Additional selling restrictions:

The following language shall replace, for this issue of Notes, in their entirety the paragraphs with the similar heading included in the “Subscription and Sale – Selling Restrictions” section of the Offering Circular dated 21 October 2002:

The Netherlands

Each Manager has inter alia represented and agreed that the Notes may only be offered (i) to persons who are established, domiciled or have their residence (collectively, “are resident”) in The Netherlands who trade or invest in securities in the conduct of their profession or trade within the meaning of the Netherlands Act on the Supervision of Securities Trade 1995 (Wet toezicht effectenverkeer 1995) (which includes credit institutions, securities institutions (including dealers and brokers), investments institutions, insurance companies, pension funds, central governments, large international and supranational organisations and other comparable entities, and other institutional investors including, inter alia, treasuries and finance companies of large commercial enterprises, which trade or invest in securities in the conduct of a business or profession) and (ii) to persons who are resident outside The Netherlands, provided that (a) the offer, the Offering Circular and this Pricing Supplement  comply with the laws and regulations of any state where the persons to whom the offer is made are resident and (b) a statement by the Issuer that those laws and regulations are complied with, is submitted to the Netherlands Authority for the Financial Markets before the offer is made.

Spain

The Notes may be offered to institutional investors in Spain in accordance with the Información Complementaria, which substantially contains the information set out in the  Pricing Supplement relating to such Notes with, the Comisión Nacional del Mercado de Valores (“CNMV”) and which supplements the prospectus, in international format, of the Issuer relating to the Programme (Folleto Informativo Completo de Programa de Emisión de Eurobonos Garantizados) and the prospectus of the Guarantor (Folleto Continuado) registered with the CNMV on 8 July 2003 and 2 July 2003, respectively.

OPERATIONAL INFORMATION

35	ISIN Code:	XS0172751355

36	Common Code:	017275135

37	Any clearing system(s) other than Euroclear and Clearstream, Luxembourg and the relevant identification number(s):	Not applicable

38	Delivery:	Delivery against payment

39	The Agents appointed in respect of the Notes are:	Citibank, N.A. London Branch and Dexia Banque International à Luxembourg S.A.

GENERAL

40	Additional steps that may only be taken following approval by an Extraordinary Resolution in accordance with Condition 11(a):	Not applicable

41	The aggregate principal amount of Notes issued has been translated into euro at the rate of [•], producing a sum of (for Notes not denominated in euro):	Not applicable

LISTING APPLICATION

This Pricing Supplement comprises the details required to list the issue of Notes described herein pursuant to the Euro 5,000,000,000 Euro Medium Term Note Programme of Repsol International Finance B.V.

STABILISING

In connection with this issue, Banco Bilbao Vizcaya Argentaria S.A. (the “Stabilising Agent”) or any person acting for it may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period.

However, there may be no obligation on the Stabilising Agent or any person acting for it to do this.  Such stabilising, if commenced shall be in compliance with all applicable laws, regulations and rules and, may be discontinued at any time, and must be brought to an end after a limited period.

MATERIAL ADVERSE CHANGE STATEMENT

There has been no significant change in the financial or trading position of the Issuer, the Guarantor or of the Group as a whole since 30 June 2002 and no material adverse change in the financial position or prospects of the Issuer, the Guarantor or of the Group as a whole since 31 December 2002.

STATEMENT FOR THE PURPOSE OF THE DUTCH SECURITIES REGULATIONS

The offer of the Notes, the Offering Circular and this Pricing Supplement comply with the laws and regulations of any state where the persons to whom the offer is made are resident.  The statement above has also been submitted to the Netherlands Authority for the Financial Markets.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this Pricing Supplement which, when read together with the Offering Circular referred to above, contains all information that is material in the context of the issue of the Notes.

Signed on behalf of the Issuer:

By:		By:
	Duly authorised		Duly authorised

Signed on behalf of the Guarantor

By:
Duly authorised